EXECUTIVE EMPLOYMENT
AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (hereinafter the ''Agreement") is made and entered into on February 27, 2014 with a start date of March 1, 2014 between IIM Global Corporation, a Delaware corporation, (the "Company''), whose principal place of business is 160 E. Lake Brantley Drive, Longwood, Florida 32779, and Thomas Szoke an individual (the "Executive") whose address is 921 Parkside Pointe Blvd. Apopka FL 32712 USA.

RECITALS:

a. The Company provides government and commercial identification security and mobile wallet technology design, manufacturing, sale and installation/support services ("The Business").

b. The Executive has extensive experience in the industry and The Company wishes to employ the executive based on the terms and title listed below.

NOW THEREFORE, in consideration of the mutual covenants and agreements here in made, the Company and the Executive hereby agree as follows:

1.	EMPLOYMENT.

The Company hereby agrees to initially employ the Executive and the Executive hereby accepts such employment in his capacity of CTO (Chief Technology Officer) of IIM Global Corporation. According to the terms and conditions of this Agreement.

a)	Duties.

The Executive shall report directly to the President & CEO of IIM Global Corporation. The duties of the Executive shall include the performance of all of the duties typical of the office held by Executive and such other duties and projects as may be assigned by the President & CEO of the Company, if any, or the board of directors of the Company.

Executive shall devote his entire productive time, ability and attention to the business of the Company and shall perform all duties in a professional, ethical and business like manner.

Executive will not during the term of this Agreement, directly or indirectly engage in any other business, either as an employee, employer, consultant, principal, officer, director, advisor or in any other capacity, either with or without compensation, without the prior written consent of Company. The Executive is expected to work closely with the President & CEO of IIM Global Corporation and other Executives and Staff in the Company's ongoing pursuit of excellence, growth and profitability.

2.	COMPENSATION/BENEF1TS.

a.	Salary. The Company shall pay Executive a base salary (the "Base Salary") of $60,000.00 (sixty thousand) US Dollar per year, payable according to the Company's regular payroll schedule. The base salary shall be adjusted at the end of each year of employment at the discretion of the board of directors.

b.	Performance Bonus: Based on the Executive's performance The Board of Directors of the Company at its own discretion may award the Executive quarterly and/or annual bonuses

c.	Employee Benefits: The Executive shall be entitled to participate in all benefit programs of the Company currently existing or hereafter made available to executives and/or other executive employees, subject to the eligibility requirements, restrictions and limitations of any such programs.

d.	Vacation: The Executive shall be entitled to ten days (2 weeks) of vacation. lf the vacation time is accrued but not taken within 2 months after the end of the fiscal year (December 31), it may not be carried over into the remaining portion of the next fiscal year and the company shall have no obligation for the payment of any monies for any accrued but unused vacation. If it is Management may at its own discretion allow the Executive to carry forward to the following year any remaining.

e.	Sick Leave. Executive shall be entitled to sick leave and emergency leave according to the regular policies and procedures of Company. Additional sick leave or emergency leave over and above paid leave provided by the Company, if any, shall be unpaid and shall be granted at the discretion of the board of directors.

f.	Expense Reimbursement. Executive shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by Executive in the performance of Executive’s duties. Executive will maintain records and written receipts as required by the Company pol icy and reasonably requested by the board of directors to substantiate such expenses. All expense repayments must be submitted within 45 days of expenses being incurred.

g.	Equipment. The Executive will be provided upon employment, with a portable cellular telephone, and laptop computer.

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3.	TERM

Notwithstanding anything to the contrary herein, the term of employment under this Agreement will commence on March 1, 2014, and end three (3) years thereafter on February 28, 2017 (the "TERM"), unless terminated sooner pursuant to Section 4 of this Agreement or unless the Agreement is terminated or extended based on mutual agreement of the Executive and the Company.

4.	DEATH, DISABILITY AND TERMINATION.

a.	Death. In the event of the death of the Executive during the Term of the agreement, any accrued but unpaid salary, vacation and/or expense reimbursements shall be paid to the Executive' s designated beneficiary, or in the absence of such designation, of the estate or other legal representative of the Executive. Other death benefits will be determined in accordance with the terms of the Company's benefit programs and plans.

b.	Termination by the Company for Cause

i. Nothing herein shall prevent the Company from terminating Executive’s employment "For Cause" as hereinafter defined. Should Executive's employment be terminated for Cause, Executive shall only be entitled to his Base Salary through the date of termination and the Executive shall immediately forfeit his right to any other compensation.

ii. "For Cause,'' as determined in good faith by the Board of the Company, shall mean: (a) The Executive has breached any of the terms and conditions of this Agreement; (b) The Executive's failure to adhere to any written Company policy or procedure, standards. Work rules, or regulations established from time to time; (c) The Executive fails or is unable to diligently and satisfactorily perform the essential functions of his job; (d) The appropriation (or attempted appropriation) of a material business Opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company not properly disclosed to the Board; (e) The misappropriation (or attempted misappropriation) of any of the Company's funds or property; (f) Any action by the Executive that adversely affects the property, reputation or good will of the Company; or (g) The conviction of, the plea of no contest with respect to, a felony, or the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment. Notwithstanding the foregoing, if the Company, in its sole discretion, determines that the Executive's failure to adhere to any written Company policy or procedure is of such magnitude that it warrants immediate termination of employment, then the Company shall have the sole and unfettered discretion to make such determination and to terminate this Agreement for Cause.

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c.	Termination by the Company Other than for Cause. The foregoing notwithstanding, the Company may elect to terminate the Executive's employment at any time during the Term or any Renewal Term without cause; provided, however, that in the event such termination is not For Cause, the Company shall be obligated as severance to pay the Executive 2 (two) months of the employees base salary.

d.	Voluntary Termination. This Agreement may be terminated by Executive at Executive's discretion by providing at least thirty (30) days prior written notice to Company. I n the event of termination by Executive pursuant to this subsection, Company may immediately relieve Executive of all duties and immediately terminate this Agreement, provided that Company shall pay Executive at the then applicable base salary rate to the termination date included in Executive's original termination notice.

e.	Termination Following the Acquisition of the Company. In the event Company is acquired, or is the non-surviving party in a merger, or sells all or substantially all of its assets> this Agreement shall not be terminated and Company agrees to use its best efforts to ensure that the transferee or surviving company is bound by the provisions of this Agreement.

5. COVENANT NOT TO COMPETE. Executive acknowledges and recognizes the highly competitive nature of the Company's business, the goodwill and business strategy of the Company and the continued patronage from its consumers constitute a substantial asset of the Company. Executive further acknowledges and recognizes that during the course of Executive's employment with the Company, Executive will receive specific and proprietary knowledge concerning the Company's business, access to trade secrets and other confidential information (as defined in Section 6), participate in business acquisitions and other corporate business decisions. and that the provisions of this Section 5 are reasonably necessary to protect the Company's business interest. Executive acknowledges that Company is without an adequate remedy at law in the event this covenant is violated. Executive further acknowledges that this covenant not to compete is an independent covenant within this Agreement. This covenant shall survive this Agreement and shall be treated as an independent covenant for the purposes of enforcement. The Executive recognizes that the terms of this covenant are reasonable and necessary for the protection of the Company's business because his association with the Company will enhance the value of Executive services. Accordingly, Executive agrees to the following:

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(i)	that for a period of two years after termination of the Executive's employment under this Agreement or any renewal or extension thereof (the Restricted Period'), and regardless of the reasons for Executive's termination, Executive will not individually or in conjunction with others, directly or indirectly engage in any business activities, whether as an officer, director, proprietor, employer, employee, partner, independent contractor, investor (other than as a holder of less than five percent (5%) of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or otherwise, whose products or activities compete in whole or in part with the products or activities of the Company or any of its affiliates anywhere within the United States, Canada or the countries comprising the European Union.

(ii)	that during the Restricted Period, Executive will not, indirectly or directly, solicit, induce or influence any of the Company's customers that have or had a business relationship with the Company at any time during Executive's employment with the Company; to discontinue or reduce the extent of such business relationship with the Company.

(iii)	that during the Restricted Period, Executive will not on his own behalf or by way of any other person (a) directly or indirectly solicit or recruit any employee of the Company to discontinue such employment relationship with the Company, or (b) employ or seek to employ, or cause any business which competes directly or indirectly with the business of the Company to employ or seek to employ any person who is or was employed by the Company at any time during Executive's employment or who is or was employed by the Company during the Restrictive Period.

(iv)	that during the Restricted Period , Executive will not interfere with, disrupt, or attempt to disrupt any past or present relationship, contractual or otherwise, between the Company and any the Company's employees.
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6.	NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

d.	Confidential Information. Executive acknowledges that the Company's trade secrets, private or secret processes, methods and ideas, as they exist from time to time and information concerning the Company's services, business records and plans, inventions, acquisition strategy, price structure and pricing, discounts, costs. Computer programs and listings, source code and/or subject code, copyright trademark proprietary information, formulae, protocols, fom1s, procedures, training methods, development technical information, know-how, show-how, new product and service development, advertising budgets, past, present or planned marketing, activities and procedures, method for operating the Company's business, credit and financial data concerning the Company's customers, and marketing; advertising, promotional and sales strategies, sales presentations , research information , revenues, acquisitions, practices and plans and information which is embodied in written or otherwise recorded form, and other information of a confidential nature not known publicly or by other companies selling to the same markets and specifically including information which is mental not physical (collectively, the "Confidential Information") are valuable, special and unique assets of the Company, access to and knowledge of which have been provided to Executive by virtue of Executive's employment with the Company. [n light of the highly competitive nature of the industry in which the Company's business is conducted, Executive agrees that all Confidential Information obtained by Executive as a result of Executive's employment with the Company shall be considered as proprietary and confidential.

e.	Non-Disclosure. The Executive agrees that the Executive shall (i) hold in confidence and not disclose or make available to any third party any such Confidential Information obtained directly or indirectly from the Company, unless so authorized in writing by the Company; (ii) exercise all reasonable efforts to prevent third parties from gaining access to the Confidential Information; (iii) restrict the disclosure or availability of the Confidential Information to those individuals who the Company has authorized access to such Confidential Information and who have a need to know the Confidential Information in order to achieve the business purposes of the Company; and (iv) not copy, duplicate by any means whatsoever or modify any Confidential Information without prior written consent of the Company; provided , however, that such copy, duplication or modification of any Confidential Information does not include any copying, duplication or modifications which would otherwise prevent the Executive from performing his duties and responsibilities to the Company; and (v) take such other protective measures as may be reasonably necessary lo preserve the confidentiality of the Confidential Information.

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f.	Inventions. Executive further agrees (i) that Executive shall promptly disclose in writing to the Company all ideas, inventions, improvements and discoveries which may be conceived. Made or acquired by Executive as the direct or indirect result of the disclosure by the Company of the Confidential Information to Executive; (ii) that all such ideas, inventions, improvements and discoveries conceived, made or acquired by Executive, alone or with the assistance of others, shall be the sole property of the Company and that Executive shall not acquire any intellectual property rights under this Agreement except the limited right to use set forth in this Agreement; (iii) that Executive shall assist in the preparation and execution of all applications, assignments and other documents which the Company may deem necessary to obtain patents, copyrights and the like in the United States and in jurisdictions foreign thereto, and to otherwise protect the Company.

g.	Exceptions. Excluded from the Confidential Information, and therefore not subject to the provisions of this Agreement, shall be any information which the Executive can show (i) at the time of disclosure, is in the public domain through no actions of the Executive; or (ii) was acquired from a third party who received it from the Company, and who had the right to disclose the information without any obligation to hold such information confidential. The foregoing exceptions shall apply only from and after the date that the information becomes generally available to the public or is disclosed to the Executive by a third party, respectively. Specific information shall not be deemed to be within the foregoing exceptions merely because it is embraced by more general information in the public domain. Additionally, any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features arc in the public domain. If the Executive intends to avail himself of any of the foregoing exceptions, the Executive shall notify the Company in writing of his intention to do so and the basis for claiming the exception.

a.	Return of Materials. Upon written request of the Company, Executive shall return to the Company all written materials and electronic media containing the Company's Confidential Information along with any Company issued equipment including, but not limited lo, any cell phone or laptop computer. Executive shall also deliver to the Company a written statement signed by Executive certifying all materials have been returned within five (5) days of receipt of such request from the Company.

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7. AMENDMENTS. This Agreement shall not be modified or amended except by a written instrument duly executed by the parties hereto.

8. HEA DINGS. All sections and descriptive headings of this Agreement are inserted for convenience only, and shall not affect the construction or interpretation hereof.

9. COUNTERPARTS. Tb.is Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original but all counterparts shall together constitute one and the same instrument

10. ENTIRE AGREEMENT. This Agreement hereto constitutes the entire understanding between the panics. Nothing in this Agreement will prevent or restrict Executive from serving on the Board of Directors of public or private companies and receive compensation from such service so long as such service does not impact Executive's requirement that he devote all of his full-time business efforts, attention, energy and skill to the performance of his employment to furthering the interest of the Company.

11. GOVERNING LAW. This Amendment is to be construed and enforced according to the laws of the State of Florida.

12. CONSTRUCTION. This Agreement shall not be construed more strictly against one party than the other, merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Company and Executive have contributed substantially and materially to the negotiation and preparation of this Agreement.

13. VENUE. Venue in any action arising from this Agreement shall be in Orange County in the State of Florida.

14. SEVERABILITY. Inapplicability or unenforceability of any provision of this Agreement shall not limit or impair the operation or validity of any other provision of this Agreement or any such other instrument.

15. NON-ASSIGNABILITY. This Agreement is personal in nature and not assignable by any party hereto.

16. BINDING EFFECT. This Amendment shall be binding upon and inure to the benefit of the parties its’ successors, transferees and assigns.

17. CONSTRUCTION. In constructing this Amendment the singular shall include the plural and the plural shall include the singular, and the use of any gender shall include every other and all genders.

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18. NOTICES. Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services;

If to the Company:

IIM Global Corporation

160 E, Lake Brantley Drive

Longwood Florida 32779

If to the Executive:

Mr. Thomas R. Szoke

921 Parkside Pointe Blvd

Apopka FL 32712

19. COMPLETE UNDERSTANDING OF PARTIES. Executive and the Company understand and agree that the terns and conditions of this Amendment constitute the full and complete understandings, agreements and promises of the Parties, and that there are no oral or written understandings, agreements, promises, or inducements made or offered other than those set forth, in writing, in this Agreement.

20. WAIVER. The rights and remedies of the Parties co this Amendment are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Amendment will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right power, or privilege will preclude any other or further exercise of such right power, or privilege or the exercise of any other right, power, or privilege. To the maxi mum extent permitted by applicable law, (a) no claim or right arising out of this Amendment can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party: (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Amendment.

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21. SURVIVAL. Not withstanding anything to the contrary in this Agreement, the provisions of Sections 5 and 6(a) and (b) shall survive and remain in effect beyond the execution and/or termination of this Agreement in accordance with their respective terms or duration.

22. WAIVER OF TRIAL BY JURY. THE PARTIES HERETO HERE BY WAIVE A RIGHT TO JURY TRIAL IN ANY LITIGATION WITH RESPECT TO THIS AMENDMENT.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

IIM Global Corporation

By:

/s/s David S. Jones

David S. Jones

Title: Director, President & CEO

By:

/s/ Thomas R. Szoke

Thomas R. Szoke

The Executive

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